NOVEMBER 2001 AMENDMENT TO CREDIT AGREEMENT

        THIS AMENDMENT, dated this 6th day of November, 2001, between DENDRITE INTERNATIONAL, INC., a New Jersey corporation (the “Company”), and THE CHASE MANHATTAN BANK (the “Bank”).

Preliminary Statement

        A. Reference is made to the Amended and Restated Credit Agreement dated as of November 30, 1998 between the Company and the Bank, which was amended by the First Amendment and Waiver dated November 15, 1999 between them (which, as so amended, will be called herein the “Credit Agreement”). All capitalized terms used in this Amendment shall have the respective meanings ascribed to them in the Credit Agreement. Pursuant to the Credit Agreement, the Bank has agreed to provide a revolving credit facility to the Company on the terms and conditions set forth therein.

        B. On the terms and conditions hereinafter expressly provided, the Company and the Bank desire to provide for an extension of the term of such credit facility and for certain other changes to the Credit Agreement.

        NOW, THEREFORE, for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Bank hereby agree as follows:

ARTICLE 1. PARTICULAR AMENDMENTS.

         Section 1.1. EBIT. In Section 1.01 of the Credit Agreement, the definition of the term “EBIT” is hereby changed to read as follows:

“EBIT’ of any Person for any period means the sum of (a) Net Income of such Person for such period; (b) all amounts treated as expenses for interest for such period to the extent included in the determination of such Net Income; and (c) all taxes accrued for such period on or measured by income to the extent included in the determination of such Net Income; provided, however, that Net Income shall be computed for the purposes of this definition without giving effect to extraordinary non-cash losses or extraordinary gains for such period; and provided, further, that Net Income for any period in the fiscal year ended December 31, 2001 only shall be computed for the purposes of this definition without giving effect to expenses identified on the financial statements described in Section 6.01 as “restructuring charges”, “purchased software impairments”, “asset impairments” or “nonrecurring items” incurred during such period in such fiscal year, but only to the extent that the aggregate amount of all such extraordinary non-cash losses, restructuring charges, purchased software impairments, asset impairments, and nonrecurring items for such fiscal year do not exceed $30,000,000.”

         Section 1.2. EBITDA. In Section 1.01 of the Credit Agreement, the definition of the term “EBITDA” is hereby changed to read as follows:

“EBITDA” of any Person for any period means the sum of EBIT of such Person for such period, plus all amounts treated as expenses for depreciation and the amortization of intangibles of any kind for such period to the extent included in the determination of such EBIT.”

        Section 1.3. Revolving Termination Date. In Section 1.01 of the Credit Agreement, in clause (a) of the definition of “Revolving Termination Date”, the phrase “November 30, 2001” is hereby changed to read “November 30, 2002".

         Section 1.4. Utilization Margin Adjustment. The following defined term is hereby added to Section 1.01 of the Credit Agreement:

“Utilization Margin Adjustment” means, with respect to each date on which the aggregate principal amount of Revolving Loans outstanding exceeds 50% of the Commitment, the percentage per annum determined in accordance with Section 2.08(b).”

         Section 1.5. Interest. Paragraphs (a) and (b) of Section 2.08 of the Credit Agreement (including the pricing grid at the end of paragraph (b)) are hereby changed to read as follows:

(a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Offshore Rate Margin plus the Utilization Margin Adjustment or the Base Rate plus the Base Rate Margin plus the Utilization Margin Adjustment, as the case may be (and subject to the Company’s right to convert to other Types of Loans under Section 2.04).

(b) The Base Rate Margin and the Offshore Rate Margin and the Utilization Margin Adjustment (but not the applicability of the Utilization Margin Adjustment) shall be determined on each Borrowing Date using the pricing grid set forth below and determined on the basis of the Leverage Ratio as set forth in the most recent Compliance Certificate, and shall be effective from and including the date the Bank receives such Compliance Certificate to but excluding the date on which the Bank receives the next Compliance Certificate; provided, however, that if the Bank does not receive a Compliance Certificate by the date required by Section 6.02(a), the Commitment Fee Rate, the Base Rate Margin, the Offshore Rate Margin and the Utilization Margin Adjustment shall, effective as of such date, be the highest Commitment Fee Rate, Base Rate Margin, Offshore Rate Margin and Utilization Margin Adjustment to but excluding the date the Bank receives such Compliance Certificate.

Leverage Ratio	Offshore Rate Margin	Base Rate Margin	Utilization Margin Adjustment	Commitment Fee Rate
Less than 1.0	0.75%	0.00%	0.05%	0.25%

Less than 1.75 and	1.20%	0.00%	0.075	0.3125%
greater than or equal
to 1.00

Greater than or equal	1.70%	0.00%	0.10%	0.375%
to a.75

        Section 1.6. Default Interest. At the end of paragraph (d) of Section 2.08 of the Credit Agreement, the phrase “the Base Rate plus 2%” is hereby changed to read “the Base Rate plus the Utilization Margin Adjustment plus 2%".

         Section 1.7. Net Worth. Clause (d) of Section 7.12 of the Credit Agreement is hereby changed to read as follows:

“(d) permit its Net Worth at any time to be less than $105,000,000, plus (i) seventy-five percent (75%) of the amount of net proceeds to the Company of any offering of new equity interests issued by the Company after September 30, 2001, plus (ii) on a cumulative basis commencing with the fiscal quarter beginning on January 1, 2002, fifty percent (50%) of Net Income (if positive) for any fiscal quarter beginning on or after January 1, 2002.”

         Section 1.8. No Losses. Section 7.14 of the Credit Agreement is hereby changed to read as follows:

“The Company shall not have EBIT of less than zero for the period of four consecutive fiscal quarters ending September 30, 2001, or for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter after September 30, 2001.”

ARTICLE 2. MATTERS GENERALLY.

        Section 2.1. Facility Fee. The Company shall pay to the Bank, simultaneously with the execution and delivery of this Amendment, a facility fee in the amount of $15,000. Such fee shall be nonrefundable and shall be in addition to all other fees and amounts required to be paid by the Bank under the Credit Agreement and this Amendment.

         Section 2.2. Representations and Warranties. The Company hereby represents and warrants that:

(a) All the representations and warranties set forth in the Credit Agreement are true and complete on and as of the date hereof, with the same effect as though made on and as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and complete as of such earlier date);

(b) No Default and no Event of Default exists;

(c) The Company has no offset, recoupment or defense with respect to any of its obligations under the Credit Agreement or any other Loan Document, and no claim or counterclaim against the Bank whatsoever (any such offset, recoupment, defense, claim or counterclaim as may now exist being hereby irrevocably waived by the Company); and

(d) This Amendment has been duly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company.

        Section 2.3. Continuing Effect. Except as otherwise expressly provided in this Amendment, all the terms and conditions of the Credit Agreement shall continue in full force and effect. Also, each other Loan Document shall continue in full force and effect.

        Section 2.4. Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties hereto with respect to an amendment of the Credit Agreement, and it supersedes and replaces all prior and contemporaneous agreements, discussions and understandings (whether written or oral) with respect to such amendment.

         Section 2.5. Expenses. The Company shall pay all reasonable expenses incurred by the Bank in connection with the transaction contemplated by this Amendment, including the reasonable fees and disbursements of counsel for the Bank.

         Section 2.6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and same agreement.

         Section 2.7. Guarantor Consent. Fremantle Financial Services, Inc., which is a Subsidiary Guarantor, shall execute this Amendment in the space provided below to confirm (a) the consent of such Subsidiary Guarantor to the terms of this Amendment, and (b) that the Subsidiary Guaranty of such Subsidiary Guarantor remains in full force and effect, and (c) that such Subsidiary Guarantor has no offset, recoupment or defense with respect to any of such Subsidiary Guarantor's obligations under such Subsidiary Guarantor's Subsidiary Guaranty and no claim or counterclaim against the Bank whatsoever (any such offset, recoupment, defense, claim or counterclaim as may now exist being hereby irrevocably waived by such Subsidiary Guarantor). (The Company confirms that Dendrite Delaware, Inc., which had also been a Subsidiary Guarantor, has merged into the Company.)

         Section 2.8. Effectiveness. This Amendment shall not become effective unless and until it shall have been executed and delivered by all the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

DENDRITE INTERNATIONAL, INC. By: GEORGE ROBSON —————————————— Name (print): Title:

THE CHASE MANHATTAN BANK By: LEONARD NOLL —————————————— Leonard Noll Vice President

SUBSIDIARY GUARANTOR:
(As to Section 2.7 above)

FREMANTLE FINANCIAL SERVICE, INC.

By:  BRENT COSGROVE
——————————————
Name (print):
Title: